Exhibit 8.1

List of Subsidiaries and Consolidated Affiliated Entities of 500.com Limited

Subsidiaries:

Fine Brand Limited, a British Virgin Islands company

500wan HK Limited, a Hong Kong company

E-Sun Sky Computer (Shenzhen) Co., Ltd., a PRC company

Consolidated Affiliated Entities:

Shenzhen E-Sun Network Co., Ltd., a PRC company

Shenzhen E-Sun Sky Network Technology Co., Ltd., a PRC company

Shenzhen Youlanguang Technology Co., Ltd., a PRC company

Shenzhen Guangtiandi Technology Co., Ltd., a PRC company